                                                                   Exhibit 12(c)

                       PPL MONTANA, LLC AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)

                                                                                                         12 Months Ended
                                                                                                March 31, 2001     December 31, 2000
                                                                                                --------------     -----------------
Fixed charges, as defined:
     Interest expense on credit facility.....................................................      $      7            $       16
     Amortization of financing costs.........................................................             2                     3
     Amortization of wholesale energy commitments............................................             9                     7
     Estimated interest component of operating rentals.......................................            11                     6
                                                                                                   --------            ----------

            Total fixed charges..............................................................      $     29            $       32
                                                                                                   ========            ==========

Earnings, as defined:
     Net income..............................................................................      $    157            $       88
                                                                                                   --------            ----------
                                                                                                        157                    88
Add (Deduct):
     Income taxes............................................................................           103                    58
     Total fixed charges as above............................................................            29                    32
                                                                                                   --------            ----------

            Total earnings...................................................................      $    289            $      178
                                                                                                   ========            ==========

Ratio of earnings to fixed charges...........................................................          9.97                  5.56
                                                                                                   ========            ==========

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